Exhibit 10.18

SUBLEASE

This Sublease (“Sublease”) is entered into as of the 1st day of February, 2006, by and between GRYPHON CAPITAL PARTNERS, LLC (“Sublessor”), and LUNA INNOVATIONS INCORPORATED (“Sublessee”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain lease (“Lease”) Sublessor leased from FAISON-ROANOKE OFFICE LIMITED PARTNERSHIP, a North Carolina limited partnership, WILLIAM J. LEMON, BARBARA B. LEMON, BLUE RIDGE HIGHLANDS, INC., a Virginia corporation, SARAH L. LUDWIG, W. TUCKER LEMON AS TRUSTEE OF THE W. TUCKER LEMON 1990 LIVING TRUST, and STEPHEN W. LEMON (“Lessor”) that space designated as Suite 130 in the Wachovia Tower situated at 10 South Jefferson Street, SE, Roanoke, Virginia 24011 (the “Leased Premises”);

WHEREAS, Sublessee has requested Sublessor sublease a portion of the Leased Premises to Sublessee; and

WHEREAS, Sublessor has agreed to sublease a portion of the Leased Premises to Sublessee upon the terms and conditions set forth herein.

In consideration of the mutual benefits set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Subleasing Clause. Sublessor hereby subleases to Sublessee, subject to and in accordance with the terms and conditions of this Sublease, the two offices located in the back of the Leased Premises, along with the use of the conference room (the “Subleased Space”).

2. Term. The “Term” of this Sublease shall be the period of one month, commencing on the date hereof and ending on February 28, 2006. The Term shall automatically renew on a month-to-month basis until such time as either Sublessor or Sublessee gives the other party at least thirty (30) days’ prior written notice of its termination of this Sublease. Sublessor covenants to keep the Lease in full force and effort during the Term.

3. Rent. Sublessee covenants and agrees to pay to Sublessor during the Term rent equal to one thousand four hundred and no cents ($1,400.00) per month for the Term. All rent due under this Sublease shall be payable on or before the 5th day of each calendar month, in advance, and without demand.

4. Quiet Enjoyment. If Sublessee pays the rent herein provided, Sublessee shall, at all times during the Term of this Sublease, have the peaceable and quiet enjoyment and possession of the Subleased Space without any manner of hindrance from Sublessor or any persons lawfully claiming through Sublessor.

5. Default by Sublessee. Sublessee shall be deemed to be in default under this Sublease upon the occurrence of any one or more of the following events (an “Event of Default”):

(i)	Sublessee fails to make any payment of rent or other amount required to be paid by Sublessee under this Sublease where such failure continues for ten (10) days after written notice of such failure is delivered to Sublessee from Sublessor.

(ii)	Sublessee fails to perform or observe any other material covenant or condition of this Sublease where such failure continues for ten (10) days after written notice of such failure is delivered to Sublessee from Sublessor.

(iii)	Sublessee is adjudicated bankrupt or makes an assignment for the benefit of creditors.

6. Remedies. Upon the occurrence of any Event of Default as described in the preceding paragraph, Sublessor may, at its option, serve notice upon Sublessee that this Sublease shall cease and expire and become void on the date specified in such notice, to be not less than twenty (20) days after the date of such notice, thereupon at the expiration of the time limit in such notice this Sublease and the Term hereof granted, as well as the right, title and interest of Sublessee hereunder, shall cease and become void. Thereupon, Sublessee shall immediately quit and surrender to Sublessor the Subleased Space.

7. Governing Law. This Sublease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Virginia, and Sublessee consents to the jurisdiction and venue of any court in Roanoke City, Virginia with respect to any dispute arising out of this Sublease.

8. Severability. If any provision of this Sublease is held to be invalid, void or unenforceable, the remaining provisions shall not be affected or impaired and such remaining provisions shall remain in full force and effect.

9. Successors. The rights, privileges and obligations of the parties to this Sublease shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns.

10. Notices. All notices required or permitted hereunder shall be deemed sufficiently given if hand delivered or sent by certified or registered mail addressed to Sublessor or Sublessee, as the case may be, as follows:

If to Sublessee:	Luna Innovations Incorporated
Attn: Scott A. Graeff
2851 Commerce Street
Blacksburg, VA 24060

If to Sublessor:	Gryphon Capital Partners, LLC
Attn: Leigh Huff
10 South Jefferson Street, SE, Suite 130
Roanoke, VA 24011

Either party may change its address by written notice to the other.

11. Entire Agreement. This Sublease, including the exhibits hereto, contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto, with respect to the subject matter hereof, and supersedes all prior agreements, written or oral.

12. Counterparts and Facsimile Signatures. This Sublease may be executed in one or more counterparts and facsimile signatures shall be deemed originals for purposes of this Sublease.

[REMAINDER OF PAGE LEFT BLANK – SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSEE:

LUNA INNOVATIONS INCORPORATED

By:	/s/ Scott A. Graeff
Its:	CFO

SUBLESSOR:

GRYPHON CAPITAL PARTNERS, LLC

By:	/s/ Leigh P. Huff Jr.
Its:	Managing Director

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